                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                            CONTACT:  Jennifer Blum
                                                           212.381.5705
                                                           jblum@doubleclick.net


              DOUBLECLICK INC. PRICES $135 MILLION OF ZERO COUPON
                    CONVERTIBLE SUBORDINATED NOTES DUE 2023

NEW YORK, NY, June 18, 2003 -- DoubleClick Inc. (Nasdaq: DCLK) today announced the pricing of $135 million aggregate principal amount of Zero Coupon Convertible Subordinated Notes due 2023, which are being issued in a private offering.

The Notes are being sold at 100 percent of their principal amount. The sale of the Notes is expected to close on June 23, 2003, subject to customary closing conditions. The initial purchasers have an option to purchase up to an additional $20.25 million in aggregate principal amount of the Notes. The Notes will be the Company's general unsecured obligations and will be subordinated in right of payment to all of its existing and future senior debt. The Company may not redeem the Notes for five years. DoubleClick Inc. is using the net proceeds, together with existing cash to the extent necessary, to redeem its 4.75% Convertible Subordinated Notes due 2006.

The Notes will not bear interest and have a zero yield to maturity. Each $1,000 principal amount of the Notes will be convertible under certain circumstances into 76.2311 shares of DoubleClick common stock. Therefore, the Notes are convertible in the aggregate into approximately 10.3 million shares of common stock or approximately 11.8 million shares of common stock if the initial purchasers exercise their option to purchase additional Notes. The conversion rate is equivalent to a conversion price of approximately $13.12 per share, subject to adjustment. This represents a 40 percent conversion premium based on the closing sale price of $9.37 of DoubleClick Inc. common stock on June 17, 2003.

The Notes have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, and outside the United States pursuant to Regulation S of the Securities Act. The Notes and the shares of common stock of DoubleClick Inc. issuable upon the conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About DoubleClick Inc.
DoubleClick Inc. has global headquarters in New York City and maintains 21 offices around the world.


                                      ###